UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 24, 2004

Gottschalks Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

1-09100	77-0159791
(Commission File Number)	(I.R.S. Employer Identification Number)

7 River Park Place East
Fresno, California    93720
(Address of principal executive offices including zip code)

(559) 434-4800
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On August 24, 2004, Gottschalks Inc. (the "Company") issued a press release announcing the Company's second quarter fiscal 2004 financial results. The text of the release is attached as Exhibit 99.1 to this Form 8-K.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 20, 2004, Gottschalks Inc. (the "Company") determined that pursuant to guidance in the Financial Accounting Standards Board's Emerging Issues Task Force Issue No. 95-22, "Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement," the Company will be required to restate its balance sheets as of January 31, 2004 and February 1, 2003, each of the interim balance sheets in the year ended January 31, 2004, and its first quarter ended May 1, 2004 balance sheet, to reclassify the borrowings under its revolving credit agreement previously reported as long term liabilities to current liabilities. The Company's revolving credit facility requires a lock-box arrangement, which provides for all receipts to be swept daily to reduce borrowings outstanding under the revolving credit facility, and contains a subjective acceleration clause, which allows the Company's lenders to forego additional advances should they determine there has been a material adverse change in the Company's operations or its financial position. The restated balance sheets will have no impact on the Company's previously reported net income, the debt covenants under the credit agreement or its ability to draw on existing facilities. The Company's management and its audit committee of the board of directors have discussed this matter with the Company's independent registered public accounting firm. The Company expects to file Forms 10K/A for the fiscal year ended January 31, 2004 and 10Q/A for the first quarter ended May 1, 2004 to reflect this restatement no later than September 14, 2004.

INDEX TO EXHIBITS
Exhibit No.	Description
99-1 *	Press Release dated August 24, 2004.

*    Also provided in PDF format as a courtesy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Gottschalks Inc. (Registrant)

August 25, 2004	By: /s/ James R. Famalette James R. Famalette President and Chief Executive Officer

August 25, 2004	By: /s/ J. Gregory Ambro J. Gregory Ambro Chief Financial Officer